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                                                              EXHIBIT 10.10

                            BRIGHAM OIL & GAS, L.P.
                              INCENTIVE BONUS PLAN


         THIS PLAN, made and executed at Dallas, Texas, by BRIGHAM, INC., a Texas corporation, and BRIGHAM OIL & GAS, L.P., a Delaware limited partnership (the "Company"),

                                WITNESSETH THAT:

         WHEREAS, effective as of May 1, 1992, the Company established the Brigham Oil & Gas, L.P. Phantom Royalty Account Plan to provide a performance incentive for employees of the Company; and

         WHEREAS, the Company now desires to amend said Plan to provide for participation thereunder by employees of Brigham, Inc. and to make certain conforming changes;

         NOW, THEREFORE, pursuant to the provisions of Section 5.1 thereof, the Brigham Oil & Gas, L.P. Phantom Royalty Account Plan is hereby amended by restatement in its entirety to read as follows:


                                   ARTICLE I.

                                  DEFINITIONS

         Section 1.1 Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

                 (a) "Account Percentage" means a Participant's percentage of interest in a particular Incentive Account as determined under Plan
         Section 3.2.

                 (b) "Accounting Date" means December 31, 1993, and each subsequent March 31 and September 30 during the period one or more Incentive Accounts are being maintained for the accounting purposes of the Plan.

                 (c) "Commencement Date" means the date on which actual drilling is commenced on a well, provided that, in the case where an existing wellbore is reentered, and deepened or plugged back, (i) if such wellbore was a Company Well prior to such reentry, the original Commencement Date for such well shall remain the Commencement Date for such well, or (ii) otherwise, the Commencement Date for such well shall mean the date such reentry is actually commenced.

                 (d) "Company" means Brigham Oil & Gas, L.P., a Delaware limited partnership.

                 (e) "Company Well" means a well (i) in which the Company owns an interest (including, without limitation, a working
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         interest, overriding royalty interest or a reversionary interest) in the Hydrocarbons produced therefrom on the Commencement Date for such well, (ii) for which the Commencement Date is after April 30, 1992, and before this Plan is terminated, and (iii) which is completed as a producer of Hydrocarbons in paying quantities.

                 (f) "Discretionary Bonus Account" means the account established and maintained by the President pursuant to Plan Section
         4.2 to record a portion of the revenue attributable to each Incentive Interest under the Plan.

                 (g) "Employer" includes the Company, Brigham, Inc. and any other incorporated or unincorporated trade or business which may adopt the Plan with the consent of the President.

                 (h) "Hydrocarbons" means oil and gas, and substances produced in association with oil and gas.

                 (i) "Incentive Account" means an account established and maintained by the President pursuant to Plan Section 4.2 to record a portion of the revenue attributable to a particular group of Incentive Interests under the Plan.

                 (j) "Incentive Interest" means a fictional overriding royalty which burdens a Company Well for the accounting purposes of the Plan.

                 (k) "Net Revenue Interest" means, for each Company Well, the share of Hydrocarbons from such Company Well to which the Company is entitled on the Commencement Date for such Company Well, provided that if the Company share of Hydrocarbons from such Company Well changes after the Commencement Date for such Company Well as a result of (i) agreements in force at the Commencement Date for such Company Well or (ii) pooling or unitization agreed to or otherwise binding on the Company, the Net Revenue Interest shall change so that it is equal to such share of Hydrocarbons, and provided that the Net Revenue Interest may also change as provided in Plan Article IV.

                 (l) "NRI/WI Ratio" means, for each Company Well, a fraction (expressed as a percentage) the numerator of which is the Net Revenue Interest for such Company Well and the denominator of which is the portion of the cost of operating such Company Well which the Company is obligated to bear as the result of its ownership interest in such Company Well, determined on the Commencement Date for such Company Well, provided that if the Net Revenue Interest changes (or if the share of expenses which the Company is obligated to bear changes) after the Commencement Date for such Company Well as a result of agreements in effect on the Commencement Date for
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         such Company Well, then the NRI/WI Ratio shall be recomputed each time such change occurs, and provided that the NRI/WI Ratio may also change as provided in Plan Article IV. For a Company Well as to which the Company bears no share of expenses, the NRI/WI Ratio shall be deemed to be one hundred percent (100%).

                 (m) "Participant" means an employee of an Employer who has become a Participant in a particular Incentive Account pursuant to Plan Section 3.2 and whose interest in such Account has not terminated.

                 (n) "Plan" means the Brigham Oil & Gas, L.P. Phantom Royalty Account Plan as in effect prior to February 28, 1997, and this Brigham Oil & Gas, L.P. Incentive Bonus Plan as from time to time in effect thereafter.

                 (o) "Plan Year" means the eight-month period commencing May 1, 1992, and ending December 31, 1992, and the twelve-month period ending each December 31 for periods after December 31, 1992.

                 (p) "President" means (i) for periods of time prior to February 28, 1997, the President of the Company, and (ii) for periods of time after February 27, 1997, the President of Brigham, Inc.


                                  ARTICLE II.

                              PLAN ADMINISTRATION

         Section 2.1 Plan Administration. This Plan shall be administered by the President. The President shall have discretionary and final authority to interpret and implement the provisions of the Plan, including without limitation, authority to determine eligibility for benefits under the Plan and
to adopt rules and procedures for the administration of the Plan.   Every
interpretation, choice, determination or other exercise by the President of any power or discretion given to the President hereunder, either expressly or by implication, shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the President to reconsider and redetermine such action.

         Section 2.2 Indemnity. The Employers shall indemnify the President and hold the President harmless against any claim, cost, expense (including attorneys' fees), judgment or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act with respect to this Plan, except in the case of willful misconduct.





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                                  ARTICLE III.

                               PLAN PARTICIPATION

         Section 3.1 Eligible Employees. Any employee of an Employer (other than the President) may be designated by the President as eligible to become a Participant for the purposes of this Plan.

         Section 3.2 Plan Participation. Prior to the beginning of each Plan Year (or prior to December 31, 1993, with respect to the Plan's Plan Year ending December 31, 1992 or December 31, 1993), the President in his or her absolute discretion (i) shall designate which of the eligible employees of an Employer may become Participants in the Incentive Account to be established for that Plan Year pursuant to Plan Section 4.2, and (ii) shall designate the Account Percentage that each such employee who becomes a Participant will have in such Incentive Account. An employee designated by the President as eligible to become a Participant in a particular Incentive Account shall become such a Participant by executing such Plan Participation Agreement as shall be prescribed by the President from time to time, and upon becoming such a Participant, shall continue to participate in such Account until the termination of his or her interest therein as provided in this Plan.


                                  ARTICLE IV.

                       PLAN ACCOUNTING AND DISTRIBUTIONS

         Section 4.1 Incentive Interests. With respect to each Company Well there shall exist an Incentive Interest equal to one percent (1%) of the Net Revenue Interest of the Hydrocarbons produced and saved from such Company Well, provided, however, that (i) the President may, on or before the Commencement Date for a Company Well, designate, as the Incentive Interest for such Company Well, a larger percentage of the Net Revenue Interest of the Hydrocarbons produced and saved from such Company Well than the one percent (1%) specified above, (ii) should at any time while the Company is bearing a portion of the costs of operating a Company Well the NRI/WI Ratio for such Company Well be less than seventy percent (70%), then the Incentive Interest for such Company Well shall be zero for all Hydrocarbons produced during the period while the Company is so bearing a portion of expenses and such NRI/WI Ratio is less than seventy percent (70%), and (iii) should a Company Well be included in a unit formed for the purposes of secondary or tertiary recovery, the Hydrocarbons from such Company Well shall be the portion of the Hydrocarbons produced from the unitized area which is allocated to the tract on which such well is located (and if there is more than one well located on such tract, the Hydrocarbons from such Company Well shall be equal to a portion of the Hydrocarbons so allocated to such tract equal to 1 divided by the number of wells located on such tract), and the Net Revenue Interest for such Company Well will be the Net Revenue Interest of





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the Company in such Company Well without regard to such unitization.

         Section 4.2 Plan Accounts. For Plan recordkeeping purposes, the Company shall establish and maintain on its books (i) a Discretionary Bonus Account, (ii) an Incentive Account for the period commencing May 1, 1992, and ending December 31, 1992, and (iii) a separate Incentive Account for each Plan Year commencing after December 31, 1992. Each Incentive Account shall be designated by the year with respect to which it is established (thus the first Incentive Account shall be designated the "1992 Incentive Account") and shall continue in existence for accounting purposes until terminated in accordance with this Plan.

         Section 4.3 Account Credits. The Discretionary Bonus Account and each Incentive Account shall be credited with the following amounts:

                 (a) The Discretionary Bonus Account shall be credited on each Accounting Date with an amount equal to one-half (1/2) of the net revenue (i.e., revenue net of production, severance and similar taxes, and net of production marketing costs and costs of treating, compressing, processing, transporting or otherwise handling production beyond the wellhead) received by the Company during the six-month period then ended (or in the case of the Plan's first Accounting Date, during the period commencing May 1, 1992, and ending December 31,
         1993) which is attributable to each Incentive Interest.

                 (b) Each Incentive Account shall be credited on each Accounting Date with an amount equal to one- half (1/2) of the net revenue (i.e., revenue net of production, severance and similar taxes, and net of production marketing costs and costs of treating, compressing, processing, transporting or otherwise handling production beyond the wellhead) received by the Company during the six-month period then ended (or in the case of the Plan's first Accounting Date, during the period commencing May 1, 1992, and ending December 31, 1993,) which is attributable to the Incentive Interest for each Company Well having a Commencement Date during the Plan Year with respect to which such Account was established.

                 (c) If the Company sells, exchanges or otherwise disposes of all or any portion of its interest in a Company Well burdened with an Incentive Interest a portion of the net revenue attributable to which is being credited to such Account, (i) the Incentive Interest with respect to the interest so disposed of shall terminate as of the date such disposition is effective, and (ii) an amount equal to 3.125% of 1% (or if the President has designated an Incentive Interest for such Company Well which is a percentage of Net Revenue Interest larger than 1%, as provided by clause (i) of the first sentence of Section 4.1, an amount equal to 3.125% of such larger percentage) of the consideration (net of costs





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         associated with such sale, exchange or other disposition) received by the Company which is attributable to the interest in the Company Well so sold by it, shall be credited to such Account on each of the eight
         (8) Accounting Dates immediately following such disposition (for the purposes of this provision, any non-cash consideration received by the Company, other than retained interests, which are covered by the following proviso, shall be valued by the President and the foregoing payments shall be made in cash based on such valuation); provided that if the interest disposed of is less than the entire interest of the Company in such Company Well, the Net Revenue Interest (and the NRI/WI Ratio) for such Company Well shall be recomputed to be the Net Revenue Interest (and NRI/WI Ratio) which exists for the interest retained by the Company, and the Incentive Interest shall continue to exist with respect to the interest so retained. The adjustment provided for in the this paragraph (c) shall not apply to any plan of liquidation, merger or reorganization to which the Company is a party and pursuant to which the obligations of the Company under this Plan are assumed by the successor operator of the Company's business under such plan.

         Section 4.4 Plan Distributions. Within thirty (30) days after each Accounting Date, the President shall determine each Participant's distributable share of the total amount credited to an Incentive Account for the six-month period then ended (or in the case of the Plan's first Accounting Date, for the period commencing May 1, 1992, and ending December 31, 1993,) by multiplying said total amount by the Participant's Account Percentage in such Account, and shall direct the Employer which employs such Participant or employee to distribute such share to the Participant in cash. In addition, at any time and from time to time during any Plan Year, the President in his or her absolute discretion may award a bonus to a Participant or any other employee of an Employer (excluding the President) by directing the Employer which employs such Participant to distribute to such Participant or employee in cash within thirty
(30) days all or any portion of the amount then credited to the Discretionary Bonus Account. All amounts distributed from an Incentive Account or the Discretionary Bonus Account pursuant to this Section shall be charged against such Account at the time of distribution.

         Section 4.5 Termination of Plan Interests. Any provision of this Plan to the contrary notwithstanding, upon the termination of a Participant's employment with an Employer for any reason other than his or her transfer to employment with another Employer, such Participant's Account Percentage in each Incentive Account established under the Plan shall terminate and such Participant shall cease participating in the Plan; provided, however, that such Participant (or in the event of such Participant's death, his or her estate) shall be entitled to receive payment of any amount which is due to such Participant (i) from an Incentive Account with respect to an Accounting Date which is prior to such termination of employment, (ii) from the Discretionary Bonus Account with respect





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to a bonus awarded prior to such termination of employment, or (iii) with respect to a lump-sum settlement election made by the Company prior to such termination of employment.

         Section 4.6 Lump-Sum Settlement. At any time and from time to time, the Company may elect to make a lump-sum settlement with respect to the interest of one or more Participants in one or more Incentive Interests designated under the Plan. The amount of any such lump-sum settlement shall be equal to eighty percent (80%) of the amount determined by the President to be the discounted present value of the estimated future amounts distributable to or with respect to the Participant from an Incentive Account which are attributable to such Incentive Interest or Interests. For the purposes of this Plan, such present value shall be determined (a) using a discount rate assumption equal to the greater of (i) ten percent (10%) or (ii) five percent (5%) above the rate of interest the Company's principal commercial bank has announced or designated as its prime rate of interest at the time the lump-sum settlement election under this Section is made by the Company, (b) using such oil and gas pricing and production assumptions and other factors affecting revenue as the President in his or her absolute discretion may deem appropriate, and (c) using the assumption that the Participant's employment with the Company will terminate at the end of ten (10) years. In determining any estimated future amounts distributable to or with respect to a Participant from an Incentive Account for the purposes of this Section, the President may employ such experts as the President may deem appropriate for such purpose.
Any lump-sum settlement to be paid to a Participant pursuant to the provisions of this Section (i) shall be paid by the Employer which employs such Participant, (ii) shall be made within sixty (60) days of the Company's election with respect thereto, and (iii) shall fully satisfy and discharge the Employers' obligations under this Plan with respect to the interest or interests to which the settlement relates.


                                   ARTICLE V.

                           AMENDMENT AND TERMINATION

         Section 5.1 Amendment and Termination. The President shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, and at any time to terminate this Plan; provided, however, that no such amendment or termination shall reduce any amount which is due to a Participant from an Incentive Account with respect to an Accounting Date which precedes the date of such amendment or termination.





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                                  ARTICLE VI.

                            MISCELLANEOUS PROVISIONS

         Section 6.1 Nature of Plan and Rights. This Plan provides for the payment of current cash bonuses to the Participants. The Incentive Interests designated and Accounts established under this Plan are only fictional devices for determining an amount of money to be paid by an Employer to the Participants who are its employees. No provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant any actual royalty or other property interest of any kind in a Company Well or in any oil and gas lease or in any other property or asset of an Employer. All Company Wells and Account balances referred to in this Plan are and shall continue for all purposes to be a part of the general assets of the Company, and to the extent that any Participant acquires a right to receive a payment from an Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of such Employer.

         Section 6.2 Spendthrift Provision. No right or interest of any Participant under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Participant.

         Section 6.3 Employment Noncontractual. The establishment of this Plan shall not enlarge or otherwise affect the terms of any Participant's employment with an Employer, and such Employer may terminate the employment of any Participant at will and as freely and with the same effect as if this Plan had not been established.

         Section 6.4 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Texas except where superseded by federal law.

         IN WITNESS WHEREOF, this Plan has been executed to be effective as of February 28, 1997.

                                        BRIGHAM, INC.



                                        By  /s/ BEN M. BRIGHAM
                                          -------------------------------------
                                          Ben M. Brigham, President

                                        BRIGHAM OIL & GAS, L.P.



                                        By  /s/ BEN M. BRIGHAM
                                          -------------------------------------
                                          Ben M. Brigham, President





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